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                                                                    EXHIBIT 99.1

                          ACCREDO HEALTH, INCORPORATED
                                 CONFERENCE CALL
                                  APRIL 8, 2003


OPERATOR:         Okay, may I have everyone's attention, please, I'd like to thank you all for holding and welcome to your conference call today hosted by Tom Bell. Your lines are currently in a listen only mode and there will be time later for questions, and at that time I'll inform you as to how to ask a question using your touch tone phone. And, I'd also like to remind the participants that today your call is being recorded for playback purposes. Mr. Bell, go ahead please. Thank you for using Sprint.

MR. BELL:         Thank you and good afternoon. Thank you for joining us for the
Accredo Health conference call. I'm Tom Bell, Corporate Secretary of Accredo. Before turning the meeting over to David Stevens and Joel Kimbrough, there are a couple of housekeeping items that I would like to take care of. First, as is our practice, we will take questions at the end of the presentations and statements by David and Joel. Please limit your questions to one question, and then go back into the queue if you have a follow-up or you have another question to ask. We'll try and get to all of the questions in due time. As the operator said, there is a replay available on the website and by phone. We do have a full list of participants today and, in fact, a number of people are going to be listening to this through the website because there are not enough phone lines available. Finally, in order to comply with the forward-looking statements Safe Harbor, I want advise you that in addition to historical information, certain comments made during this conference call, particularly those anticipating future financial performance, business prospects and gross and operating strategies constitute forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements may be identified by words such as anticipate, believe, estimate, expect, intend, predict, hope or similar expressions. Such statements which include estimated financial information or results are based on management's current expectations and are subject to a number of factors and uncertainties which could cause actual results to differ materially from those described in the forward-looking statements, including, without limitation, the loss of biopharmaceutical relationships, our inability to sell existing products, the impact of pharmaceutical industry regulation, the difficulty of predicting FDA and other regulatory authority approvals, the regulatory environment and changes in health care policies and structure, acceptance and demand for new pharmaceutical products and new therapies, the impact of competitive products and pricing, the ability to obtain products from suppliers, reliance on strategic alliances, the ability to expand through joint ventures and acquisitions, the ability to successfully integrate the SPS division, the ability to maintain pricing arrangements with suppliers that reserve margins, the need for and ability to obtain additional capital, the seasonality and variability of operating results, the Company's ability to implement its strategies and achieve its objectives, and the risks and uncertainties described in reports filed by Accredo with the

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Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended, including, without limitation, cautionary statements made in Accredo's 2002 annual report on Form 10-K.

         I will now turn the meeting over to David Stevens, the Chief Executive Officer of Accredo Health. David.

DAVID STEVENS:    Good afternoon. We set up this conference call to mainly
address questions from the listeners, but both Joel Kimbrough and I will make some opening comments.

         First of all, regarding timing. Late last week we received preliminary revenue numbers for the month of March. We had expected a strong revenue month to finish the quarter; that did not materialize. While we have not yet closed our books for the quarter, we believe that revenues will be below March quarterly expectations. We may or may not meet earnings expectations in the March quarter. However, since March revenues were fairly flat with the December quarter, the probability of making our June and therefore year-end estimate is not likely.

         In the month of March our internal accountants began questioning the collectibility of certain accounts receivables acquired from Gentiva Health Services from the SPS acquisition in June of 2002. We asked our external accountant, Ernst & Young, to review our assumptions. We met with them yesterday when they agreed that there is a potential problem with our reserves. We are working to resolve those issues as quickly as possible, and hope to have resolutions in the next two weeks.

         Accredo was scheduled to speak at a health care conference today. We did not believe we could make that presentation in light of these potential new issues. Therefore, we decided to press release the information that we currently have available. We do not have all the answers to the questions that may be asked today, but we will attempt to answer as many as possible.

         Overall, we believe our business model continues to be solid. Our margins, cash flow and DSO continue to meet or exceed expectations. The shortfall in revenues for the quarter did not transpire due to pricing pressures, unusual competitive issues or loss of major new patient populations. We simply did not execute and capture enough new patient referrals during the month to sustain our growth trend. No one product contributed greatly to this shortfall. We had seven to eight products that did not meet our expectations.

         As part of the SPS acquisition, we added approximately 70 new sales staff to augment our approximately 30 Accredo dedicated sales force. All 100 of these individuals, over the last nine months, have spent considerable time in dealing with the dissolution of the acute pharmacy business, being retrained and refocused on two to three products lines versus the entire chronic and/or home infusion market, and assisting in the


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transfer of managed care contracts from the previous SPS entities to Accredo. In addition, Accredo has been immersed in the IT conversion of which two of our three subsidiaries are finished and Nova Factor is currently undergoing. We believe these issues severely limited the time and focus of our sales force to call on physicians, managed care entities and other referral sources which impacted our new patient referrals for the quarter.

         With most of those tasks behind us, we believe that we can return to more historical growth rates in our present products, and we are excited about the potential approval and launch of new drugs.

         With that I'll turn it over to Joel Kimbrough.

JOEL KIMBROUGH:   Thank you David. Pardon me. I'd like to try to help clarify the potential issue concerning the adequacy of the reserves of the accounts receivable that was acquired as a result of the SPS pharmaceutical services division acquisition on June 13, 2002. To quantify this, the total gross accounts receivable purchased from Gentiva was approximately $292 million, with an associated balance sheet reserve of approximately $69 million, for a net patient accounts receivable total of approximately $223 million. Of that total, approximately $60 million in net receivables were still outstanding at December 31, 2002.

         We consistently challenge all of the methodologies that are used to established the respective reserves for the Company's accounts receivable. As David mentioned we recently completed several analyses to attempt to determine if the methodology used to calculate the periodic provision associated with bad debt expense and contractual adjustments, produced an adequate reserve for periodic revenues being generated. As part of that process, we have challenged all assumptions that were historically used to establish the AR reserved prior to the purchase of SPS. Based on the results of these analyses, again, we did meet with our external auditors yesterday and determine that the Company should continue to evaluate the results of this work that has already been done. We have had, and will continue to have, discussions with the management of Gentiva and our external auditors concerning the adequacy of the reserves. This review could result in an adjustment to the purchase price recorded at the time of the purchase of SPS or a charge against fiscal 2003 earnings. The accounting treatment and the nature associated with that has not been determined at this point. Obviously, we would like to complete our review. We expect to produce further information regarding the review of the SPS receivables on or before the previously announced earnings call on May 5, 2003. So, with that, I will turn it over to questions and answers, and Gabriel we are ready for our questions and answers.

OPERATOR:         Yes we are. If you would like to ask a question using your touch-tone phone, please dial *1 on your keypad. This places your name in the queue and we'll take the questions in the order they appear. It'll be just a moment. Okay, our first question is from Lisa Guild, go ahead please.


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Q:       Thanks very much. Thanks for hosting the call. Just really wanted to further understand the issues around the reserve. Joel, you say that in the press releases are two separate issues, that what we saw from a sales perspective has nothing to do with what we're seeing on this AR reserve, but I'm wondering, around the $60 million, are they talking about a possible restatement for some period of time, and is that one of the issues around your sales expectations that perhaps the base is going to change around SPS.

A:       No, Lisa. That's not the case. Actually, what you look at is this is really a balance sheet driven issue associated with the potential value of the receivables as of the date of purchase. What's happening over the last nine months effectively is that as we provide for accounts, both those that were at June 13 and those that have been generated since June 13, we've been providing at a level consistent with the methodologies that were used prior to that. As we challenged that, what we at least concluded or at least believe to be true is that, as we look at those particular, I guess, assumptions going into that, that June 13, 2002, we are looking at whether or not there was an adequate reserve there at that point in time. If in fact there needs to be an adjustment there, then one of two thing are going to happen, and it is either going to be a purchase price adjustment, or we will have a one-time charge associated with that to get the allowance up to a level commensurate with our calculation. The interesting part about that is that if you look at the methodology to reserve on the current period, you obviously, if you go back and allow for them at June 13, clearly you have some potential positive impact in the current period.

Q:       Right.

A:       But it does, it has, you know Lisa, there are two separate issues. The revenue issue associated with this, while this will have an effect on revenue, don't get me wrong, because if you are providing contractuals at a level that is potentially too high, clearly your net revenue would be impacted upwardly. And so...

Q:       Wait, so your revenue would have been overstated, right?

A:       No, no, no.  My revenue, actually would have been theoretically understated by virtue of providing at a higher level than necessary for receivables that I purchased as part of the acquisition.

Q:       Okay.

A:       In other words, I would provide less on an ongoing basis than I have provided in the past against the revenues that I am producing.

Q:       And you feel comfortable with your current methodology on your other
AR?

A:       Absolutely.  The other AR that we have, Lisa, we typically have done historically, based on an account-by-account analysis each quarter, and so Ernst & Young has


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reviewed that historically along the way and I feel very pleased with the results of that particular allowance. And that's pretty much from inception to date.

Q:       Okay, great.  I'll let somebody else ask a question.  Thanks.

OPERATOR:         There are currently 16 questions in the queue. The next one is from Bryan Long from Chesapeake Partners, go ahead please.

Q:       My question was really, again, could you just say with the amount of reserves were at year-end 2002?

A:       What we purchased on June 14, Bryan, is approximately $292 million worth of gross accounts receivable. And, a reserve against that of approximately $68 million, for net receivables of approximately $223 million, and of that approximately $60 million was outstanding at December 31, 2002. Net.

Q:       Okay. So $60 million net?

A:       $60 million of the $223 million were still outstanding at December 31.

Q:       Okay. So that's the number that we're going to be looking at in terms of whether there's further adjustment required.

A:       Well, clearly Bryan, we will have collected some of those receivables through the course of this period, as well. So, the number, I'm just trying to bracket the numbers in terms of where we are to date.

Q:       Okay. And, is it fair to assume that the earnings or expectations were taken down nine weeks ago in February? The reasons here are different, they're not product specific, but rather sales force and operationally specific. Is that a fair reading here?

A:       Bryan it is. This is David. It's really an issue for the March quarter.
We simply did not bring on enough new patients. Our chronic patients roll from quarter to quarter, but, to meet our growth rates we have to continue to bring on a certain percentage of new patients.

Q:       Okay. And when you report in May do you feel that you'll be in a position then to give fiscal `04 guidance?

A:       I believe that to be true, Bryan. Obviously, the reserve issue that we talk about here clearly has some impact on the `04 numbers as well as another months worth of potential revenue would get us closer to that bill. But, yeah, my expectation is that on May 5 that we will look at the `04 numbers and make whatever revisions, if any revisions, that are necessary.


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Q:       Great.  Thank you very much.

OPERATOR:         Okay, our next question is from Ann Barlow's line, from
Southwest Securities. Go ahead.

Q:       Good afternoon. Quick question, going back to the sales effort, David, could you guys kind of quantify how the total systems conversion, the changeover, the training and ongoing new ways of doing day-to-day jobs really translates into affecting sales, the actual sales effort, per se, and the revenues there?

A:       Sure. There are approximately 30 sales force that Accredo and were already focusing on very few products that we sell as far as that process, either to managed care or directly to physicians, or other referral sources. The 70 sales staff, approximately 70 sales staff that we added as part of the Gentiva acquisition, traditionally sold all home infusion and chronic therapies, and therefore, we allocated and we end up retaining about 60% - 70% of the previous Gentiva sales force and that accumulation is the 70 that we're talking about. And we went through an allocation of those into those areas which we feel like could give us the best return for our investment as far as that process. And obviously, those people went through training in the September/December quarters. That was interrupted and/or changed a little bit just because of the time it took for us to get out of the home infusion business. So that sales force had to continue to sell the infusion business until we disposed of it in the month of December of 2002 and in addition, once that infusion business was disposed of, that were instrumental in working with managed care companies, to move those contracts that were currently held by SPS to Accredo as part of that process. And so, we believe, they did not have the opportunity to spend the normal amount of time that they would have in their jobs in calling on referral sources and also we feel like we saw that impact as part of our March referrals. Also during that time period, we were able to finish the conversion of Accredo Therapeutics in the November to December time period. We finished Hemophilia Health Services conversion in the month of February and are in the midst of our Nova Factor conversion now. And obviously that took some of the time and focus from some of the individuals involved in that regard. But we will have a much larger sales force, we think the number is an appropriate number. We think certain appropriate individuals to continue to represent the Company, and with the appropriate training and time, dedicated to calling those referral sources, believe we will get an appropriate referral base to build our numbers back up.

Q:       So you think the latter part of this year you'll see historic growth rates return?

A:       That's right. I mean, obviously we have a larger expense from a sales standpoint investment right now but believe that that will be a very fair investment for the future.

Q:       All right.  Thanks.


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OPERATOR:         Okay, and we do have a lot of questions in the queue
currently, so in an effort to cutback on the repeats, if you do have a question that somebody else has already asked you may dial the # sign to leave the queue. Again, that is *1 to enter the queue and the # sign to leave the queue. At this time we'll take a question from David McDonald from Lee, Rick, Swan. Go ahead please.

Q:       Good morning guys. Just one quick question. Joel, can you talk about the AR that's out there? Is there any concentration of AR risk with one particular payor, etc., and also, can you just intuitively walk me through how Gentiva had done their collections historically? Did they have preauthorization before they shipped product, etc.?

A:       Dave, in terms of concentration, let's take those a little bit at a time. In terms of concentration, there was not a concentration to any one payor. Just cuts across a lot of different payor lines. There clearly is a larger percentage of the receivables that we purchased were the old Acute receivables as a proportion of the total base, then were the chronic, if you just look at just the proportion from revenue to revenue, a lot of the Acute stuff was a little older, but there is no one payor that traditionally is much more profound than the others. There's a pretty broad base of payors in this particular issue. As it relates to the methodology being used prior to shipment, clearly Gentiva had a little bit of a different methodology they used. They did clear patients and they did precert patients, probably not as often as we typically have done that. That's part of what we've been trying to get changed and have changed to a large degree at this point. So, you know, we've tried to tighten up a few of those controls. Clearly they had a very different operating model. They had all these different drugs that were being sold. As we have pared those drugs down now to 15, clearly we should be able to do those 15 better than, we should be able to do a much broader variety of drugs. So, today our basic policy is to preclear a patient before we ship every time.

Q:       Okay. Thank you.

OPERATOR:         The next question is from Ted Wachtel with Millennium
Partners. Go ahead.

Q:       Hi there. In the press release, you mentioned that the Company's review could result in an adjustment to the purchase price recorded by the Company or in a charge against the Company's fiscal '03 earnings. If there is an adjustment to the purchase price, I trust you're really talking about that as an accounting mechanism, but there would really be no adjustment. When you closed the Gentiva transaction, there was actually a $4 million adjustment for these receivables which were specifically the result of an E&Y post-closing audit. So there would not be an attempt here to go back to Gentiva and restructure anything where a payment would be made. You're really talking about an internal change to Accredo's book price on the purchase.

A:       This is Joel. Let me address that particular issue. Clearly as we discussed here, we are talking about a couple of things. One of which is clearly the accounting


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methodology to be used and, to your point the accounting methodology is the purchase price allocation associated with purchase accounting, and so that is part and parcel of what we are talking about here and clearly that goes hand in hand with the purchase price paid or the assets assumed. Today we are still examining all our rights under the contract with Gentiva, you know our rights haven't expired and we used a normal sales agreement that has normal reps and warranties specifically to AR and to the reserves and at this point we're obviously trying to get to the right number and haven't got to a point where that even has, became something -- that's a little premature to talk about.

Q:       I mean, but the reality is you used E&Y to do an audit in September 01, then you used E&Y to do an audit December 01, then you did a post-closing audit, so I just want to be clear that there is from a due diligence perspective that there is no attempt to claw back here at least the way this press release should be interpreted. There's not an attempt at this point. I'm not saying there may not be depending on what's found going forward. But there is not an attempt at this point to say Gentiva did something untoward in terms of the way they reserved for the receivables.

A:       Clearly, we have made no inference to that effect at all. The facts that you mentioned relative to diligence are all true. We did use Ernst & Young as external auditors both for all the diligence relative to issuing opinions on the financial statements. We have obviously, this is a legal matter that's under review. We have reserved all of our rights as one would imagine, but today again it's premature to talk about that. That clearly we have discussions with my counterparts at Gentiva along with their external auditors and ours and we continue to try to make sure we get to the right number first.

Q:       Okay, thanks.

OPERATOR:         Next question is from Steven Hill with First Investors. Go ahead sir.

Q:       Gentlemen. On the sales issue, I presume that all related to conversion of the 70 sales people at Gentiva and which are the six or seven drugs that created the shortfall? Can you identify them?

A:       Well, Steven, this is David Stevens. We have not obviously closed our books. We'll obviously give that information when we do from that standpoint. I think it is fair to say though that it wasn't one individual product line from that standpoint. Typically those products that we use a sales force to call on a physician group practice opposed to those that we have an exclusive right with the manufacture we get all the referrals.

Q:       Can you at least indicate which therapeutic classes?

A:       Well, we'd rather do that when we get the final results and we'll also make that available.


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Q:       Then the first part of that was were these issues associated specifically with Gentiva's sales people that you picked up?

A:       No, I'm not inferring that any way shape or form that the Gentiva sales force or the Accredo sales force. The Accredo sales force was involved in the same issues of transferring the key business and transferring contracts, etc., it's really, when we have a problem in this case it's across the board issue that we just didn't generate enough new referrals.

Q:       Thank you.

OPERATOR:         The next question is from Tony Campbell's line with Dorsett
Management. Go ahead, sir.

Q:       Yes. Good afternoon. My understanding is that the only indemnification you have from Gentiva is for liabilities arising from certain named lawsuits and investigations and not for receivables.

A:       That is not correct but you know I think we are spending way too much attention on what at this point we don't have any issues with Gentiva. We're merely trying to get have them help us get some answers too. So we aren't suggesting that at this point we have any indication of inappropriate actions from Gentiva.

Q:       So in other words, if I look at the amendments I'm going to find a line item where receivables are included?

A:       A line item?

Q:       Where in fact you're telling me they're wrong.

A:       I'm not sure that's the case. I think what we're telling you is that we have looked at the methodology, we have challenged the methodology, we clearly are working with both our internal, external and associated external auditors and Gentiva along the way to make sure that we haven't missed something in our evaluation of that. We have a standard sales agreement that is clearly public record, you can look at the reps and warrants that are part and parcel of that and we're, obviously, it's very premature to even talk about that at this point.

Q:       Sounds like you ought to be talking to your accountants.

A:       Well, no comment.    Next question.

OPERATOR:         The next question is from Larry Marsh with Lehman Brothers.
Go ahead.


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Q:       Let's see, Joel. You said the gross receivables you got from Accredo at closing was 292 million, reserve of 68 for a net of 223. This was a majority of your Home Infusion receivables. Then you said, I guess, that net number at 12/31 was $60 million. What was the reserve and what was the gross as of 12/31?

A:       Larry, let me, that was the receivables we purchased from SPS so to back up to there. Go back to those numbers again, we had $292 million worth of gross accounts receivable of which there was $69 million allowance against that. Consequently, we have a net receivable of approximately $223 million. There is approximately $60 million outstanding, net, as of 12/31. Of that, $125 million of gross and approximate $64 million reserve.

Q:       And you're now saying that the reserve you don't feel is adequate to cover what will ultimately be the collectibility of that $60 million, or that $125 million accounts receivable, is that correct?

A:       What we're saying, Larry, is that we've looked at the effective assumptions associated in creating that and as we look at the triangulation of cash receipts and those kind of things retrospectively, it's up for at least discussion as to whether or not the adequacy of that reserve as of the date of purchase was there.

Q:       Right. So, the current reserve which is really 50% of gross receivables is, seems to be a fairly generous number. You're saying that that particular number is not adequate or the initial reserve is not adequate?

A:       Well, the initial reserve would obviously, Larry, transfer into that reserve obviously. So what would have happened though from a pure accounting perspective if there was a need for a additional reserve at June 13, as opposed to writing accounts off over the last nine months, we would have had that reserve to obviously to write those accounts off against as opposed to running through bad debt expense. And so, consequently, we have written off some accounts over the last nine months, Larry, that heretofore if the reserve does in fact need to be increased at June 13 would not have ran through my current operations but rather would have went against the reserve at June 13.

Q:       Right. So, if we should judge at your current reserve as roughly 50% of gross, could someone infer that maybe a better way to think of the adequate reserve upon closing would have been 50% of gross receivables then, which would come up to a potential charge of 70-75 million or would that be way too aggressive?

A:       I think that we obviously hadn't got to the number, that is an aggressive assumption. A very aggressive assumption.

Q:       Okay. So, I know you don't have a specific number but it seems like in the context of this call, is there any way that we can think of that charge if you in fact do take


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a charge being under 30 million, 30-70 or obviously you are saying 70 is an aggressive number. Is there any way to framework with what that charge could be?

A:       Larry, it would be way premature to do that but it would be much closer to the low end of your range than it is to the high end of your right.

Q:       Okay. Then the final point, I guess, on your February 3 conference call you addressed some issues of some revenue shortfalls vs. your expectations. You talked about some pricing pressure in Synegis which caused you to back away from certain contracts and you have adjusted your forward guidance to show that. The question becomes, is there any further pull back in Synegis business that you've seen and are you still sticking with your statement that was purely a pricing pressure issue on in Synegis is there any correlation with what you mention there relative to Synegis and any conversations you are having today around March sales.

A:       Larry, this is David. We have continued to grow in the March quarter our Synegis business, haven't received any changes from what we discussed from the December quarter, but we have not seen, we have not lost patients due to pricing in the other product lines. So that is not really an issue that we're discussing, that's not really applicable to what our issues are today.

Q:       So you're saying the issues around the reserve and your receivables has to do with the initial reserve against what is mostly Home Infusion receivables that you acquired from Gentiva, uh, from SPS.

A:       The receivables were both chronic and acute, acute being Home Infusion
Therapy receivables, Larry, but of the receivable base, there was approximately, if you remember, the revenue base that we acquired was about $750 million of which about $150 million of that was acute. So what you are looking at is, you have a disproportionate amount of the receivable base that were acute as opposed to chronic. So, yes, the short answer to your question is a large percentage of the receivables that we did purchase were acute receivables.

Q:       A large percentage. So, you would say a vast majority of the receivables?

A:       No, no. It wouldn't be a vast majority, Larry, it would probably be closer to the 35-40% range.

Q:       Okay. Right. So, if it was 30-40%, that would suggest that DSO's were running in the 350 days range so it seems illogical to have a reserve against that of only 25-30% of gross receivables, wouldn't you agree?

A:       Larry, I mean, at this point, it's, we're looking at it in total, not any one piece of that and clearly there is receivables that, are less in age than that and receivables are older


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than that. We're more concerned about giving the adequacy of the entire base receivables, not just one.

Q:       Right. So you anticipate resolving this by the time you report your
March quarter on May 2?

A:       May 5th, and yes the answer is yes.

Q:       And this would be resolved from an accounting standpoint. E&Y will bless certain reserves and is there going to be any legal action?

A:       Larry, we will resolve the accounting treatment of that and I can't comment on the other, Larry.

Q:       All right, thanks.

OPERATOR:         Our next question is from John Ransom with Raymond, James.

Q:       Hi, just more fun flogging of this receivable issue. I was looking at your December 31 balance sheet. You had a $89 million reserve against 355 net. How does that compare to the 125 million and the $60 million reserve that you mentioned earlier? What's the subset of what?

A:       The 125 is a subset of the gross receivables of 443. And the 60 is a subset of the 89 million total.

Q:       So 60 is what's outstanding. The 60 net is what's outstanding from
Gentiva, the 120 is the gross number?

A:       That's correct.

Q:       I see. So, in other words, you've got about 28 million in reserve against the balance of your receivables?

A:       For the most part, that's correct.

Q:       Okay. And what percentage of that 60 million that's remaining is home infusion?

A:       I don't have the exact number right here on the surface but I'll tell you it's approximately on a gross basis approximately about half of that net number and it's about $45 million gross.

A:       That's a little hard to define because obviously they defined it differently than we do for chronic.

A:       But in round numbers we've got a little over $40 million off the gross and a little over $20 million worth of net.

Q:       Is home infusion, so 1/3 of it is home infusion?

A:       About that.

Q:       And so of the balance, is this self-pay, is this government pay, is this unadjudicated managed care receivables, is it just a mish mash?

A:       It's an assortment of all that, John. I mean, clearly, some of it is co-pay deductibles which are self-pay amounts but it's not, it goes across the full gamut of payers whether it be Medicaid or whether it be private payers as well.

Q:       Okay. And how do you feel about the $25 million reserve that you have on the remainder. Is that part of what might be adjusted or is it just going to be an adjustment from Gentiva or is there something?

A:       No, what we are looking at now right now is the purchase price associated with Gentiva so that point, effective -- what ends of happening is that if you do increase the reserve then the overall ability to collect on the overall base _______, so obviously it is very different but I do feel good about the 28 based on the methodology that we used.

Q:       And you're running about a 2% bad debt provision on the income statement. Is that a number that you feel good about going forward, or does that need to be a little bit higher going forward?

A:       Well, it's not so much that. I mean, what you end up with it's a combination of bad debt and contractual, John. If you think about it, the bad debt component one of the reasons we have been challenging all the deal is we look at the bad debt component and start to try to understand that a little better in terms of what we are providing for each quarter, each month and each quarter associated with the revenue we are generating and what it came to be was we provided for bad debt and contractual. As you look at the adequacy of the allowance, we are obviously running up a lot of accounts that were pre-June 13. Consequently, what I was trying to do was evaluate, whether I was moving more provision into the operating quarters as opposed to opining against the reserves as of the date of purchase.

Q:       Right. Just 20/20 hindsight was there a, I mean of course there are always earn-outs, there are always deals that were done without purchasing working capital. Could we just kind of remind ourselves what the thought process is of bringing these receivables on and the logic behind that?

A:       Well, obviously the logic behind that, John, is that clearly, we buy receivables, we buy working capital, and a lot of business we acquire, Gentiva's SPS division is no different from that. Obviously, it's a larger piece of that business. We inherited being the ideas, we employed all the employees after the fact so consequently we also had the IT system that held these receivables on it so it's a logical transformation of the working capital here associated with that so I wouldn't expect, and we have the same revenue going forward, the same types of revenues, so you got the same people billing it, collecting it that you had before so it would not make a lot of logical sense for the transaction to be done any other way, quite frankly.

Q:       Okay.  Thank you very much.

OPERATOR:         Our next question is from Robert Willoughby with Bank of
America.

Q:       Thank you. David, can you comment on any changes in your interaction with the Board over the past six months?

A:       Interaction with the Board?

Q:       Are they content with the stock price performance? Are there any thoughts of possibly entertaining an offer to sell the Company?

A:       Well, obviously, we've not been, I think both management and Board share we have not been happy with our stock performance. But, we have obviously not positioned the Company for sale.

Q:       Okay, thank you.

OPERATOR:         Once again, due to the amount of questions we have, if your question has already been asked, please dial the pound sign to remove yourself from the queue. We'll take our next question at this time from Andy Seller's line from AG Edwards. Go ahead.

Q:       Thanks. Joel, if I could just make sure I've got this right. In terms of on the bad debt side, in terms of ongoing if you were to take either a charge against the purchase price or you took a charge against the earnings, what's the future impact in terms of the bad debt number that's currently flowing through.

A:       There are two pieces to that, Andy, that you need to address. One of which is not only just bad debt but obviously the provision for contractuals as well. The theoretical impact, Andy, and I'm going to couch that here, Okay, that the theoretical impact is that I'm over-providing on the current period, therefore, futuristically I should have a positive impact on both net revenue and bad debt on a combination basis. Does that make sense to you?

Q:       Repeat that for me.

A:       Let me walk through it one more time. As a virtue of the methodology we've been using to provide for bad debt and contractual expense is based off the fact that we are obviously providing at a higher level than one would provide if the receivables were allowed for the time we purchased them. Futuristically, again, in theory, what should happen is your provision on a combined basis for bad debt and contractual expense should be less than what it has been over the last nine months. Consequently, what should happen again in theory is that you have less impact from contractual expense and bad debt in the future than you had in the past on a real dollar basis.

Q:       Okay.

A:       That didn't sound like you understood that very well so I may not be explaining it very well but....

Q:       Well, I guess the question is in terms of, this issue has nothing to do with the revenue situation in the current quarter, correct?

A:       It does not. Now what would happen, Andy, is that if depending on how this particular issue was actually recorded and that's up for discussion still in terms of...

Q:       In terms of whether it goes against the purchase price or against current operating earnings?

A:       That's correct. Then what could conceivably happen here, and I'm going to say conceivably. I mean we've ran all the scenarios of numbers but what conceivably happen here is net revenue would actually could go up in the quarter as a result of alleviating some of the contractual reserve that you'd have associated with the current period.

Q:       Would that also correspond with an increase in the bad debt or a decrease in the bad debt?

A:       Should correspondence in theory with the decrease of bad debt as well.

Q:       So that would be a positive impact?   On future operations.

A:       That is, that is correct.

Q:       And that happens in which scenario in which you allocated against the purchase price? Or in both?

A:       Either/or.

Q:       Okay, thanks.

OPERATOR:         Our next question is from Bryan Elardo's line from UBS
Warburg.  Go ahead.

Q:       Hi, it's Howard Kappic at UBS Warburg. It probably is along the lines of the last question, holding aside or constant the reserving an AR issue. When it comes to patients that you just didn't get and sustainable growth going forward, was there an issue of patients being referred elsewhere or is it the doctors at some level just freeze up on prescription of certain new patients and it's sort of a backlog issue that you can work back to or is there some underlying trend in growth?

A:       Howard, this is David. There were no trends that have changed from a historical perspective other than we didn't get as many referrals from the same referral sources as we have in the past and mainly that is not a change in there, but we have obviously referral sources that spread referrals around a small group of people and it tends like everything else, the more sales focus you have and calling on those physicians and/or referral sites or managed care entities the more referrals you get, and if you have less appearance in front of them and less face time per se, you get less referrals, so it's a matter of making sure that our staff is both trained appropriately and has the time and effort to call on those appropriate parties.

Q:       Could you categorize that type of change in referral to any specific drugs or therapeutic category where you are delivering drugs to the doctor's office and they are administering and billing, or if it was?

A:       These are all virtually home patients from that standpoint. We do little ______ fusion from the physician's office. The only one part we do in any substantial amount is really Synegis' standpoint and obviously our Synegis continue to grow during the quarter but we did not see any pricing pressures, didn't lose any managed care contracts because of pricing, etc. as part of that process. This is mainly, that percentage of our business where we count on sales staff to call on and receive referrals. And they typically get referrals when they are in that office per se.

Q:       Thank you.

OPERATOR:         Our next question is from Kevin Burge's line from First
Albany.  Go ahead.

Q:       You guys mentioned there is no margin pressure as well so assuming the acquisition costs at some of your largest products come down, how does that impact it? Has that increased your margins for the last couple of quarters?

A:       Kevin, this is Joel. The short answer to that is yes. The acquisition price associated with some of our products primarily blood products, IVIG and hemophilia blood clotting factor continues to be, we have the ability to purchase at a better price than we did this time a year ago or quite frankly this time six months ago. So yeah. It's a positive impact the last two quarters and we continue to see some of that trading even into this quarter relative to those two products. So to David's point from a gross margin perspective, we gave a range at the last earnings call relative to gross margin for this quarter and I suspect that based on our preliminary results at this point, we feel pretty good about that range in terms of percentage -- gross margin percentage.

Q:       Okay, thank you very much.

OPERATOR:         The next question is from Bryan Stack of Black Rock. Go ahead please. Mr. Stack? We'll go on to the next question. That would be from Robert Jordan of Morgan Stanley.

Q:       Hi. Did I understand it that you've been using the same methodology since the acquisition that was being used for this business before the acquisition, or did I get that wrong?

A:       That is correct.

Q:       Okay. Simplify it for me cause I'll admit I'm having a hard time understanding the over-providing/under-providing. If you went back and applied the full 60 of excess uncollectible or possibly uncollectible against the purchase price, what other adjustment would you need to make for your methodology since the acquisition and what should I maybe expect in terms of a range of percent of a gross receivables allowed for as uncollectible going forward once we make those adjustments. Thanks.

A:       Fair question. In terms of probably the single -- without getting into all the specifics of how the reserves pull together -- first of all it's pretty complicated and second of all it's probably the foremost and would be tough for me to explain. But effective, what's happened is at least what we perceive that may be the case here is that as of June 13, that if we had the balance sheet correct, and have a reserve that was adequate at that point and time and not saying that it is or isn't, but saying that obviously we believe that we got some additional reserve to be taken there, then several of the accounts that we have written off in the course of the last nine months that we've applied against the outstanding reserve and then in turn we have to move the reserve back up to meet the methodology and percentage methodology on the aging buckets that have traditionally been used, so consequently what ends up happening is that if the reserve was in theory adequate no matter what the level was at June 13 there should be no P&L impact into the current period associated with any of those receivables if everything was perfect and what we believe to happen is that we are having some P&L impact into this current period that being the last nine months as a result of receivables that were deemed to be collectible at June 13. Now, ____ say this, there's a couple of components I pointed out a few minutes ago one of which is as you provide for your contractual expense which is moving from gross dollars down to net dollars and then bad debt expense. Traditionally, we had thought we would run somewhere in the 1.8-2% range for bad debt. We clearly have been 2.1 the last two quarters. And, you know, but we also had a higher contractual expense than we had expected going in, so consequently at this point we got a combination of those that's probably a little premature for us to get into talking about ranges but between now and May 5, or on the May 5th call I'm assuming that our goal here is to be able to talk more in detail about all those numbers.

Q:       Okay, can you give us some number for what you've put on the balance sheet in terms of new reserves under the old methodology?

A:       I can't, because I don't have - it's not because I wouldn't give you the number, because I don't have the number - the - I mean, the effect of what you do is you is you take that revenue each quarter or each month and we provide using the same base of methodology that has been up to this point, plus whatever we need to compensate for things that have been written off, so I don't have the exact number associated with that. But at this point as of December 31st and as of September 30th obviously we believe the balance sheet to be fairly stated at that point in time based on what we, what we knew at that, at that, at those particular issues.

Q:       Okay. What should I think about the profitability of the business acquired given these, you know, the possible need for higher reserves against gross receivables?

A:       You know, I can't, obviously can't comment on that. That's, that was operations that occurred before we purchased them. I'm probably more interested in where the balance sheet was as of that date and what the operation's futuristics look like.

Q:       Okay. I have to say this, the whole issue of how you've been overproviding is still not making sense to me. This old methodology was under-reserving debt going forward it wouldn't hit operations. I'm not understanding but I understand you've tried to explain it to me. Maybe I'll figure it out.

A:       You know, please give me a call directly and I'll be more than happy to walk through it after the call.

Q:       Thank you.

OPERATOR:         Our next question is from Steven Hill of First Investors.
Go ahead, please.

Q:       Hi, gentlemen. I'd like to ask a quick follow-up about each sale shortfall. The physician referral -- first of all, what, approximately what percentage of total sales does that normally run for Accredo, and I guess the second part to that would be, would that be your sales force doing the doc detailing, or does that include referrals, say, from pharma reps, and the doctors are obligated to go through you, even though it was the pharma rep that made the detailing contact with the doc?

A:       This is David Stevens. I think I got your questions. I sorry there's a bad connection. But from a new patient referral as opposed to a market share gain it's very different percentages, and new market share, I'm sorry, new patient referrals we typically get 50 to 60% of those driven by managed care. When we say driven by managed care, that still requires usually a sales person to go into the managed care and ask for referrals and many times while they're in the managed care office they get a referral for that process or referrals. And then the majority, the remainder is usually patient-driven on newly diagnosed patients. On, and maybe I can ask you -- however, we're getting a lot of static on your phone - secondly, for patients that have been on therapy for one to two years, then the patient becomes much more involved in selecting providers; it's done, usually we'll get 50 to 60% of those referrals from patients and some physician involvement but the patient gets much more involved; again, it's very different by therapy and a much smaller percentage of managed care, so what I'm talking about, calling on referral parties, I'm talking about both managed care and physician and other referral sources as part of that process. And we obviously have some products that we have an exclusive relationship with the manufacturer, where they detail the physicians, but most of our products we're also calling on with our own sales force and asking for referrals.

Q:       Okay.

OPERATOR:         Our next question comes from Grant Jackson of First Analysis.

Q:       Afternoon, gentlemen. A couple questions. First of all, are you, it seems like you're pretty flat quarter over quarter on a revenue basis and, are you, since the rest of the industry is growing, are you losing share, and if so, to whom specifically, and I recognize that you expect that to pick back up. That's the first question.

A:       Well, Grant, from prior to the March quarter we have consistently exceeded the growth rates in our product line. And obviously that means we're picking up market share and we've done that obviously for the four years we've been public as part of that process. If we were fairly flat in the March quarter, then clearly we didn't pick up market share as part of that process, except for those products like Avinex or others that were not growing very fast. And as part of that process obviously, Biogen has given guidance and some of those products that are very, going to be very slow growers from that standpoint. But historically, we have been market share gainers and assume we will continue to be.

Q:       Okay, but just over the past, say, four months, maybe while you've been focused on the SPS acquisition, have there, you, you've alluded to the fact that the patient referral stream has slowed down to a certain extent. That's obviously given some of your competitors an ability to sell while you were, to some degree on the sidelines. Could you comment on that? Who might be taking advantage of that?

A:       We frankly have not seen anything different than the normal competitors. I, if I'm going to get a referral I can't tell you that I know who actually got that referral as part of that process. But if you look at, for instance, March over March quarter, obviously we've made acquisitions but we continue to grow substantially in our individual product line, so the only slowdown in our market share gains we have seen is really from the December to the March quarter. Now if I didn't get new referrals in March to your point, fair question, somebody else got those. I'm not obviously always aware of who gets those. In the managed care industry, I would typically know that because I know who else has the managed care contracts, so I can, you know, for each managed care contract I can eliminate most of my competitors `cause typically some of the larger managed care contracts we have it's down to one to three of us that are in the contract as part of that process. But I really can't tell you specifically, you know, which competitors have picked up what market share gains that were able to do that because we maybe weren't as focused as we would have liked to have been.

Q:       Okay. Second question, requires just looking back to look forward, and that is, in the past, you know, when you acquired or announced that you were acquiring SPS, Accredo was obviously viewed as a premier provider, you know, talking to managed care organizations, a lot of them will, would say that they would go to you for whatever therapies that you cover. When you add Accredo and Gentiva, therefore you don't get just one big Accredo, you get Accredo plus the old SPS which maybe wasn't viewed quite as favorably. When, as you're looking forward, how do you make the SPS business, you know, that same high-quality Accredo platform and, you know, can you just comment on where that is and where the relative growth rates between the two different books of business really are?

A:       Yes, we obviously feel like the acquisition of SPS improved our position dealing with managed care because we now have fifteen products as opposed to, prior to the acquisition we were dealing with eight and we've added a couple of others since then. But we basically added, you know, five to six products from Gentiva and in, substantially increased our market presence in a couple of others. And so now as we go to managed care, we do have fifteen products which is dramatically different than when we went to, went public in 1999, we only had five products, because we can make a substantial, bigger impact on managed care and those fifteen products than we can with five. So it substantially helped us we believe from that standpoint, and we think that we'll, obviously continue to, as we get our sales force trained in the marketplace, continue to help build our revenue growth.

Q:       Okay. Well, I think, I think the main point there though is the quality and clearly the quality of your organic book of business was, was superb, and the question is, and partially when you look at what's happened with the receivables issue, you know, part of that is just, you know, an execution on, you know, on the SPS part of the business before you got there - what remains for you to really get in there and move your quality into that organization?

A:       Well, we have refocused our thirty sales force and the seventy that we picked up that we retained from Gentiva into smaller product lines. So they typically are selling two to three products as opposed to, in Gentiva's case, they were selling all product and all home infusion. So I think it's a matter of focus; obviously when sales staff, we, many of them have new territories, have new physicians, have new managed care organizations that they call on. It takes a while to create those relationships as part of that process, but we think all that will benefit us in the long run.

Q:       And just the relative growth rates organic between the two books of business and granted they are kind of coming together now?

A:       Yea, well obviously there was overlapping product lines with both of those, but to your point, Gentiva was growing all of its product including the acute business, and a lot of the acute business, I mean, we didn't keep any of the acute business, but the overall growth rates for Gentiva were in the high single digits for all their products, all, you know, 150 - 200 injectible and home infusion products they have. And ours, see ours was about twice that high, but if you look at the individual products that we retained, the fifteen that we retained as part of that process, they were in low double digits, and we were high, you know, teens from that standpoint to 20% on core same store growth, and we believe we can move the combined basis closer to our number than we would be down to their number.

Q:       Okay, so you still believe that the, you know, the sum of the parts is you know, greater than the pieces.

A:       Absolutely, and long-term we think we'll benefit from it.

Q:       Thanks.

OPERATOR:         Our next question comes from Allen Fournier with Pennant
Capital. You have the floor, sir.

Q:       Thank you very much. I'm still not clear on the potential for any recovery in terms of actual cash from Gentiva. At one point in the call you said that you, your window was still open, but at another point in the call it sounded as if you had no plan for any kind of legal recourse. Could you clarify what the, what the legal case may be and what your intentions are.

A:       Allen, at this point I think that it's fair to say that, while we have certain rights we have not tried to implement those rights because at this point, we have no knowledge or reason to. We're trying to work through the issues, and believe those issues will be resolved in that regard. So we still have, and we reserve our rights to, to take other action, but that's not something that we have even suggested or accused anybody to broker.

Q:       Okay.  And what would those rights be?

A:       Basically the rights mean that we were, or Gentiva is required to deliver a net assets as part of closing, that were good assets as part of that process. Again, I think we're focusing way too much on that issue, guys. We're, at this point, certainly not suggesting that Gentiva's done anything wrong. So, we're just trying to resolve our calculations using their methodology and trying to make sure we understand what methodology they used as part of that A/R.

Q:       Okay. Thank you very much.

OPERATOR:         Okay. We'll take our next question from Ms. Kerrie Barker from
Wasatch Advisors. Go ahead, please.

Q:       Hi, guys. I just had a question on the contracts that you got from
Gentiva. I know early on you warned us that the first partial quarter and the first full quarter with Gentiva that the numbers were quite strong because you were able to bill under their contracts, and that ultimately those contracts would have to be transferred, and you'd have to bill under your contract, and that, you know, and that were not expecting 100% of those contracts to be able to be brought over. I'm just wondering how much of the weakness in the core business has to do with some of those contracts that ultimately were not transferred or were not transferred at the, at the same pricing, you know, and even how much the receivable issue has to do with contracts that you no longer have. I know it's always very difficult to collect on a contract that, you know, that you didn't renew or you're no longer in business with that managed care.

A:       Sure. Kerrie, this is David. In regards to pricing, we really haven't had any issues of pricing in converting the contracts. So that really hasn't been an issue. Quite frankly, to your point I'm sure, we told the street initially that we thought we'd lose somewhere in the 5 to 10% of the patient base with Gentiva, which is kind of normal when you make that type of acquisition. To this day we've experienced less than that. Did we lose some contracts? Absolutely, and that's part of the business, and some of those, or virtually all of those went to home infusion therapy providers who are willing to provide all home infusion therapies in addition to what other chronic therapies that Gentiva might have done. We didn't lose any more though than the March quarter as we did in the December or the September quarter as part of that process. Now did we have some managed care entities that weren't real happy with us as we went to them and said, "Gentiva was providing all products before, not only in all injectible but in all home infusion therapy provider, and now we'd like to close that down to a fifteen product line?" Obviously that's well received by some, not as well received by others, and we think we've worked through that item pretty well. We believe for the fifteen products we do provide, that we can provide it, at least as good, if not better pricing and a much better clinical outcome, and for me the patient population's potentially savings for the caterer in that our compliance and outcomes are much better. So that's how we try to address those issues. We have not seen unusual resistance as far as the managed care; we expected some, we've gotten some, and, you know, we believe we've worked through most of those categories. So I think its, you know, overall, it's part of just the business itself, when you make a transition like that that you lose some, but we feel very comfortable with what we've been able to retain.

Q:       So if its not loss of some of those contracts, I'm still just having a hard time understanding, you know, the loss of, of just core patient referrals that you've talked about, just the lack of patient referrals, I know your sales force has been a little distracted and what-not, but it's also on a, you know, number of reps relative to revenue, you know, Gentiva had a lot more sales _________ to revenues. Help us understand, I guess, you know, you say you've gained market share historically, I mean, clearly nobody else is saying that this market's contracting. You know, help us understand what you're going to do to turn this around and get your sales force productive and make your offering competitive in the marketplace to at least take your share of the growth if not start regaining market share.

A:       Well, I think it all comes down to, we believe our sales force, because they are assigned to very few products, they should be much better educated in those product lines, and we believe that what they're selling is our services, that we should be able to provide a much higher level of service which includes compliance and persistence and a number of other components as part of that process. And because, they have been and will be focused in the future on very few products, and our services we believe are a higher level of return, that we will continue to offer a service and a value to the payer and to the physician and to the patient, that we believe is not matched in the marketplace. And it's a matter of making sure our staff has the time and attention and the focus to continue to call on very targeted accounts or very targeted products as opposed to saying to the marketplace that we can do anything for anybody. We've admitted long time ago we're not everything to everybody out there in the marketplace, but for those fifteen products, we think we can provide them better than anybody else in the market.

Q:       So that's a much different sales pitch than Gentiva reps were giving when they were employed by Gentiva. I mean, was there a problem with their sort of re-training and learning that story and going out and telling that? Where they're going back to their same customers that they had been pitching one-stop shopping and now they're trying to pitch, you know, the glories of a focused model. Do those reps need to be sort of turned over or re-trained or something to be able to tell that story effectively?

A:       Well, clearly to your point, it's almost the opposite -- we're a niche provider and they were providing to your point a one-stop shop type of sales call. So it is a very different strategy as part of that process. We think the sales staff that we retained from Gentiva -- we believe obviously we were selective in that process and we believe we retained very strong sales staff. Obviously most of them did not go into the very specifics of some of the product lines because they focused on everything and knew a little about everything. What we expect out of them to know a lot about a very few number of products. And so part of it's education training, part of it, they are now calling on physicians they didn't call on before, and part of it's they're calling on managed care organizations they may not have called on before. Obviously a large percentage of the home infusion business they were calling on hospital discharge planners which is not somebody typically that refers patients to us. So it is a re-training process; it is a focused approach; but in the long run we will have a much larger sales force and have more sales people per dollar than we obviously had before and we think that will benefit long term. In the short run it is obviously expensive, as they get trained and they get comfortable in their therapies and as they create relationships with those referral sources, but long-term we feel like we'll have some advantages.

Q:       Okay, great. Thanks.

OPERATOR:         Okay. Our next question is from Allen Septemis' line from
Oscar Gras. Go ahead, please.

Q:       Thank you. First question is, in a couple of responses, it seems to be a scenario or circumstance under which whether this is an adjustment to the purchase price or an adjustment in the reserves that revenues would actually increase. Did I misunderstand you? And, if that's the case, could you explain just the book entries that would account for something like that?

A:       I can and obviously I haven't done a very good job of explaining it.
What would happen is that contractual expense, in order to get to net revenue, you have gross revenues less contractual expenses, those contractual expenses associated with managed care contracts or other payers that you may have. If in fact there is reserve that is needed and it is booked, then the provision for those contractuals that we have been providing at the rate that we have been providing has been too large. Consequently, what will happen into the future, is the percentage of contractual expense would come down. Therefore, net revenue would increase on a dollar for dollar basis. So, using an example, if we had $100 worth of revenue and let's say that we had been providing $5 for that, now we have $95 worth of net revenue. Let's say we now conclude we need only $4 worth of contractual expense on the current on that same $100 now have $96 worth of net revenue as opposed to $95 worth of net revenue and that's effective what would happen in this basic business.

Q:       And the contractual expense would be going down because the reserves would be going up?

A:       Well, what would happen is, the reserve at June 13 would have went up, therefore the amount that we have been providing in the current period to account for that additional reserve that's necessary June 13 would not have to be made going forward.

Q:       Okay, It's beginning to sink in. Thank you for going to bat at this for the third time.

A:       No, I apologize. I have obviously not explained it very well.

Q:       Operator, can I have one more question?

OPERATOR:         Okay, go ahead.

Q:       And this may have been asked before and I apologize. In simple terms, if there is such a thing, if you purchase 290 some odd million in gross revenues against which 69 were reserved for a net of 225 and the net at year-end was 60 million, given your understanding of whatever methodology was being used at the time of the acquisition, what would you have expected that net number to have been by year-end?

A:       That's probably looking at this whole computation and obviously that's something I need to discuss with Gentiva before we get there but it's a, we're clearly looking at a little different number and hopefully we'll get that resolved with those guys pretty quickly.

Q:       Is this, are we off by 50%?

A:       It's something I need to discuss further with those guys obviously and we're still looking at with both the accounting folks but I'm just trying to bracket in terms of trying to get you at least to understand it's not a $300 million dollar-type issue.

Q:       I want to extend my appreciation for your patience on this call.

A:       No problem. Operator, since I don't know whose in the pecking order, why don't we take two more questions and then we'll end the session.

OPERATOR:         Okay, thank you. Our next question comes from Michael Chusic from DP Capital. You have the floor.

Q:       Thanks for taking my call. My question was, my assumption is that your revenue generation is pretty flat over the month so I guess the question is, do you lack systems that give you an early warning as to the shortfall in revenue in March and, if so, is there anything you can do about that? And does it affect at all what you might or might not have done about directing sales force efforts?

A:       Michael, this is David again, by the time you find out the last week or so it's too late to redirect sales efforts, especially if they're working on other issues, but we do have some products, specifically hemophilia which is very difficult to estimate what the demand is because patients here self-infuse and do a calculation. So, as an example, unlike Avanex, where every patient gets one vile and injects that one vile every week where you can predict very easily as to what their demand is and we know when they're going to run out of product, a hemophilia patient is just the opposite in that based on their potential injuries they may have and/or other issues that they're dealing with, maybe surgery or others, their utilization significantly changes to give you an example, an adult patient on hemophilia may consume $30,000 to $40,000 a month, if they end up having an inhibitor they go to $300,000, potentially to $400,000 a month in product and they come off that and then go back to $30,000 to $40,000. We typically have a large shipment of hemophilia the last couple of weeks in the quarter as we make sure that that patient population that needs product is part of that process, and that's just an example.

         We had those issues across a number of different product lines. So, to answer your question, we obviously knew what our January revenues were and felt good about our January and our February slope. February, which typical is for us because of the short month, and we expected a large March revenue and didn't get as large as we expected.

A:       We do, obviously, run as you well know, two systems. We do have a system that we're transferring Nova Factor to as we speak and so there is a little be more complexity beginning the total revenue picture out of the two systems clearly between now and the end of this fiscal year our goal is to get everybody on one revenue backbone system therefore producing a much easier methodology to do that. Thank you.

OPERATOR:         Our last question comes from Chuck Waltier, Trenton Capital.
You have the floor.

Q:       Yeah, hi guys, thanks for taking my call. You may have already answered part of this, I had to step off for a second, I was just looking at the reserve that you claimed was related to the receivables that are in question from the Gentiva acquisition and I just want to walk through these numbers very quickly again. $125 million gross, $64 million reserve, roughly $60 million still outstanding, is that correct?

A:       That's correct.  At December 31.

Q:       At December 31. And I know you want to kind of get off the Gentiva track. I think you've mentioned a couple of times that we're focusing way too much on this, and I do want to focus on the other part of the business, the Accredo non-Gentiva acquisition receivables because I think a couple analysts have actually asked you on this call about your reserve levels for your other receivables, and you know I went back and looked historically at what you guys had booked as reserves on your gross receivables prior to that acquisition, and the net remainder, after backing out these Gentiva receivables, is the lowest level of reserves in recent history. Why is that?

A:       Well, typically, I mean, it's a combination of a couple of things. The biggest thing of one of those is making an adjustment on the front end in both providing for and writing off the contractual expense in the same period. So, what would happen is you would see it hit the provision on the income statement, but you wouldn't necessary, it would go in and out of the balance sheet between reporting periods. That's typically, is what you've got is net receivables on the books without an allowance necessarily there that's already been provided for. So there's a little bit of a difference in recording practice on our part as well.

Q:       Okay, but, I mean, okay, so you started reporting a little bit differently?

A:       We didn't start reporting a little bit differently, we started to obviously provide for and write-off contractual expense within the same period that its incurred, so, consequently, what you see on the balance sheet, you'll see some of those receivables that heretofore would have been gross less allowance are now into the now net receivable.

Q:       And how long have you been doing that practice?

A:       Well, I mean obviously its an ongoing process. We've obviously been trying to do that more consistently each and every quarter as we go through it. Obviously net receivables are an important aspect _________. But in the last nine months or so, we have been making an assertive effort to obviously make sure that we do as much of that as possible and in order to cut down on, so we can get the proper look at the receivables at each and every quarter to make sure that we are providing enough and that's one of the reasons that you don't want to get caught up in the methodology of looking at your balance sheet and just assuming that you've got x percentage of receivables reserved, that you've got enough. So, what we've been doing is obviously going back and making sure that we write them off as quick as we possibly can if they're not going to be collectable so as we can look at the net receivables to determine whether or not the allowance is adequate or not.

Q:       And, just for my reference, I'd like to know how much have you written-off this year, so far?

A:       You know, I don't know, not that I wouldn't tell you. If I had the number in front of me I clearly would, I don't have a roll-forward of accounts receivable right here in front of me, but, it would be fair to say its substantive.

Q:       How much have you expensed?

A:       Well, if you look at your bad debt expense through the first six months, clearly we've got 2.1% of net revenue that has been expensed as bad debt. And, what you don't see is above that line is clearly a percentage of gross revenue that is expensed as contractual expense. So, and that varies by product line traditionally, and it is different by quarter depending on the mix, but that is, we expense in both directions, but it is fair to say that 2.1% of an expense is bad debt.

Q:       Well, if one were to look at December, last year, June '01, they would see certainly from June '01 to 12/31/02, that's the Gentiva acquisition, you have reduced the allowance as a percentage of the gross receivables by about 500 basis points. Is there some change in mix that would account for that? Because that is a large drop.

A:       No, but I think the thing you need to focus on is not the relationship with the allowance on the balance sheet to the gross receivables, but more importantly, the relationship of the expense side because if I provide for and write it off in the same period, you will never see it run through the balance sheet and so the receivable thing there is already recorded in debt. And so what ends up happening, if I bill a dollar and I expect to collect only $.95 and I provide $.05 for that and I provide for it and turn around and write it off of the subsidiary ledger, then from that prospective what's left on the balance sheet is just $.95 and so there is no need for allowance for it.

Q:       Sure. Is that just happening more frequently now than it did 18 months ago?

A:       That is a systematic change that we're trying to make not only in our own receivables, but those that we inherited from Gentiva as well, and getting them off the balance sheet as quickly as possible, so that we don't end up with a large gross receivable amount with a large allowance and again, what you do if you do that, sometimes you create a false sense of security, in my mind, by virtue of saying that you've got a big dollar amount out there reserved, when the reality of it is that you've got to really look at the underlying net receivables and the net collectibility of those receivables.

Q:       Yeah, absolutely. Well, okay, I appreciate the explanation. Thanks.

A:       No problem.

OPERATOR:         Well with that we appreciate everybody's attendance today and look forward to talking with you in the future. Thank you.